Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as an identified independent director who will join the board of directors of StoneCo Ltd. (the “Company”) in the Company’s registration statement on Form F-1 and in all amendments thereto, including post-effective amendments (the “Registration Statement”), in connection with the initial public offering of the Company’s Class A common shares. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 1, 2018

/s/ Eduardo Cunha Monnerat Solon de Pontes
Eduardo Cunha Monnerat Solon de Pontes